Exhibit 99.1
Dear Investors,
The Board of Directors of Homeland Energy Solutions is pleased to provide you with several updates to the project. As many of you know, construction on the site is under way as the site has been prepared. You may view pictures of this progress by visiting our website at www.homelandenergysolutions.com. In addition, we have received our air permit from the Iowa Department of Natural Resources, so we plan to move ahead with significant construction. We would like to thank everyone that sent comments or participated in the comment meeting.
We also want to update you on our plans for our energy source. We still plan to explore our options for incorporating a coal gasification energy center into our plant. However, we have determined that the best course of action is to move forward with plant construction and we currently intend to begin operations of the plant utilizing natural gas.
We have signed a debt financing commitment letter with Home Federal Savings Bank for financing up to $94,000,000, consisting of $74,000,000 as term debt, and a $20,000,000 revolving loan. In addition, the letter provides for a $6,000,000 seasonal revolving line of credit. We anticipate entering into definitive loan documents and closing on the loans soon. In the mean time, we have released equity funds from the escrow account and Fagen, Inc. has begun construction of the plant on our site. We plan to create membership unit certificates for all of our investors who purchased units in our registered offering, which we will send when they are finished.
As stated above, we intend to continue to pursue various options for incorporating coal gasification into the project at a future date. For example, we have submitted an application under the USDA Rural Energy Program under which it is possible that we will receive up to a $40,000,000 loan guarantee. If received, we would be able to use the guarantee to attract additional debt financing to help fund the coal gasification energy center. In addition, it is possible that we may work out a financing structure with our anticipated coal gasification energy center contractors to allow us to incorporate coal gasification into our project.
Due to our plans to begin production using natural gas as our energy source rather than coal gasification, the total project cost for utilizing natural gas is approximately $173,860,000. As you may recall, our original estimated project cost based on natural gas as our energy source was approximately $159,000,000. The increase in the total estimated cost is due overall increases in construction costs as well as increases in the anticipated cost of our rail infrastructure. This budget is subject to change, of course, in the event that we are successful in incorporating the coal gasification energy center into the plant.
Many of you have been asking about your ability to sell or trade units. Under our Operating Agreement, certain transfers of units may take place “at any time following the date of Financial Closing.” Once we enter into definitive loan documents with Home Federal and close on the debt financing, that requirement will be met.
To assist you, we plan to post a bulletin board on our website showing units for sale including the asking price and also listing potential buyers shortly after we reach Financial Closing. Once the bulletin board is posted, you will find detailed instructions on our website, and you may also contact Deanna at the office by calling her at (641) 985-4025 or emailing her at info@homelandenergysolutions.com. She will explain the process and add your units to the list of units for sale on the website. Because Homeland Energy is not a registered broker or dealer, we cannot assist the members in locating buyers and sellers of your units. Thus, the bulletin board is intended to be a mechanism whereby potential buyers and sellers can find each other.

If you have a proposed transfer of units by gift to family members, sale or otherwise, you may contact Deanna and we will determine at that time whether the proposed transfer or trade can be approved. If so, Deanna can help you with the necessary paperwork. Because of IRS rules for partnerships, various securities rules and provisions in Section 9 of our Operating Agreement, we have very strict transfer guidelines we must follow. Once we have your completed documents and determine the requested transfer of units satisfy all requirements of the IRS, the securities rules and our company’s Operating Agreement, the transfer request will be officially reviewed and approved by our Board of Directors.
Homeland continues to move forward each day. The board is taking the necessary steps to get this plant into production. If you have any concerns please feel free to talk to one of the board members or call our office; we would be pleased answer your questions.
Thank you for your continued support and trust in Homeland Energy Solutions.
Respectively,
Your Board of Directors
This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).
•	Changes in our business strategy, capital improvements or development plans;
•	Ability to secure adequate debt financing to complete project capitalization;
•	Actions taken or not taken by third parties, including our investors, suppliers, and competitors, as well as legislative, regulatory, judicial and other government authorities;
•	Construction delays and technical difficulties in constructing the plant;
•	Changes in the availability and price of natural gas, corn, and coal and the market for distillers grains; and
•	Overcapacity within the ethanol industry.
Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any other states, or foreign jurisdiction where we are not currently registered to make offers or sales or in which such offer, solicitation, or sale would be unlawful under the securities laws of any such state or jurisdiction. An offer may be made only by means of a prospectus.

2